EXHIBIT 10.6

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT ("Agreement") made and entered into as of this 1st day of July, 2004 by and between Steven G. Deaton, a resident of the State of Georgia ("Employee") and CNB Holdings, Inc., a Georgia bank holding company, and Chattahoochee National Bank, CNB Holdings, Inc.'s wholly owned subsidiary (collectively referred to as "CNB").

                                   WITNESSETH:

         WHEREAS, Employee is currently an executive officer of CNB; and

         WHEREAS, CNB and Employee have entered into an employment agreement as of September 24, 2001 (the "2001 Contract"); and

         WHEREAS, CNB and Employee each desire to modify the 2001 Contract by amending and restating the 2001 Contract in its entirety as set forth herein; and

         WHEREAS, CNB and Employee each deem it necessary and desirable, for their mutual protection, to execute a written document setting forth the terms and conditions of said relationship.

         NOW, THEREFORE, in consideration of the employment of Employee by CNB, of the premises and the mutual promises and covenants contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

         1. EMPLOYMENT AND DUTIES. CNB hereby employs Employee to serve as Executive Vice President and Senior Lending Officer and to perform such duties and responsibilities as




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customarily performed by persons acting in such capacity. During the term of this Agreement, Employee will devote his full time and effort to his duties hereunder.

         2. TERM. The period of the Employee's employment under this Agreement shall be deemed to have commenced as of the date of this Agreement, and shall continue until the earlier of (i) December 31, 2005, unless the Employee dies before December 31, 2005, in such case the period of employment shall continue until the end of the month of such death, or (ii) any termination as provided for in Section 12 herein.

         3. COMPENSATION. For all services rendered by Employee during the term of this Agreement, CNB agrees to pay Employee in accordance with the terms outlined in EXHIBIT A, less normal witholdings.

         4. EXPENSES. So long as Employee is employed hereunder, Employee is entitled to receive reimbursement for, or seek payment directly by CNB of, all reasonable expenses which are consistent with the normal policy of CNB in the performance of Employee's duties hereunder, provided that Employee accounts for all such expenses in writing.

         5. EMPLOYEE BENEFITS. SO long as Employee is actively employed hereunder, Employee will be entitled to participate in the employee benefit programs covering the Employee's employment and duties as described in EXHIBIT A of this Agreement, if any, provided and paid for by CNB for its employees generally.

         6. PAID TIME OFF. Employee shall be entitled to twenty-five (25) paid time off days, twenty (20) of which may be scheduled in advance.

         7. CONFIDENTIALITY. In Employee's position as an employee of CNB, Employee has had and will have access to confidential information, trade secrets and other proprietary information of vital importance to CNB and has and will also develop relationships with



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customers, employees and others who deal with CNB which are of value to CNB. CNB requires as a condition to Employee's employment with CNB that Employee agrees to certain restrictions on Employee's use of proprietary information and valuable relationships developed during Employee's employment with CNB. In consideration of the terms and conditions contained herein, the parties hereby agree as follows:

                  7.1 CNB and Employee mutually agree and acknowledge that CNB may entrust Employee with highly sensitive confidential, restricted and proprietary information concerning various Business Opportunities (as hereinafter defined), customer lists, and personnel matters. Employee acknowledges that he shall bear a fiduciary responsibility to CNB to protect such information from use or disclosure that is not necessary for the performance of Employee's duties hereunder, as an essential incident of Employee's employment with CNB.

                  7.2 For the purposes of this Section, the following definitions shall apply:

                           7.2.1 "TRADE SECRET" shall mean the identity of
customers of CNB, the whole or any portion or phase of any scientific or technical information, design, process, procedure, formula or improvement that is valuable and secret (in the sense that it is not generally known to competitors of CNB) and which is defined as a "trade secret" under Georgia law pursuant to the Georgia Trade Secrets Act.

                           7.2.2 "CONFIDENTIAL INFORMATION" shall mean any data
or information, other than Trade Secrets, which is material to CNB and not generally known by the public. Confidential Information shall include, but not be limited to, Business Opportunities of CNB (as hereinafter defined), the details of this Agreement, CNB's business plans and financial statements and projections, and the costs of the services CNB may offer or provide to the


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customers they serve, to the extent such information is material to CNB and not generally known to the public.

                           7.2.3 "BUSINESS OPPORTUNITIES" shall mean any
specialized information or plans of CNB concerning the provision of financial services to the public, together with all related information concerning the specifics of any contemplated financial services regardless of whether CNB has contacted or communicated with such target person or business.

                           7.2.4 Notwithstanding the definitions of Trade
Secrets, Confidential Information, and Business Opportunities set forth above, Trade Secrets, Confidential Information, and Business Opportunities shall not include any information:

                           (i) that is or becomes generally known to the public;

                           (ii) that is already known by Employee or is
developed by Employee after termination of employment through entirely independent efforts;

                           (iii) that Employee obtains from an independent
source having a bona fide right to use and disclose such information;

                           (iv) that is required to be disclosed by law, except
to the extent eligible for special treatment under an appropriate protective order; or

                           (v) that CNB Holdings, Inc.'s Board of Directors
approves for release.

                  7.3 Employee shall not, without the prior approval of CNB Holdings, Inc.'s Board of Directors, during his employment with CNB and for so long thereafter as the information or data remain Trade Secrets, use or disclose, or negligently permit any unauthorized person who is not an employee of CNB to use, disclose, or gain access to, any Trade Secrets of CNB, its subsidiaries or affiliates, or of any other person or entity making Trade Secrets available for CNB's use.


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

                  7.4 Employee shall not, without the prior written consent of CNB, during his employment with CNB and for a period of two (2) years thereafter as long as the information or data remain competitively sensitive, use or disclose, or negligently permit any unauthorized person who is not employed by CNB to use, disclose, or gain access to, any Confidential Information or Business Opportunities to which the Employee obtained access by virtue of his employment with CNB, except as provided in Section 7.2 of this Agreement.

          8. OBSERVANCE OF SECURITY MEASURES. During Employee's employment with CNB, Employee is required to observe all security measures adopted to protect Trade Secrets, Confidential Information, and Business Opportunities of CNB.

          9. RETURN OF MATERIALS. Upon the request of CNB and, in any event, upon the termination of his employment with CNB, Employee shall deliver to CNB all memoranda, notes, records, manuals or other documents, including all copies of such materials, pertaining to the performance of Employee's services hereunder or containing Trade Secrets, Confidential Information or Business Opportunities, whether made or compiled by Employee or furnished to him from any source by virtue of his employment with CNB.

          10. SEVERABILITY. Employee acknowledges and agrees that the covenants contained in Sections 7 through 9 of this Agreement shall be construed as covenants independent of one another and distinct from the remaining terms and conditions of this Agreement, and severable from every other contract and course of business between CNB and Employee, and that the existence of any claim, suit or action by Employee against CNB, whether predicated upon this or any other agreement, shall not constitute a defense to CNB's enforcement of any covenant contained in Sections 7 through 9 of this Agreement.


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          11. SPECIFIC PERFORMANCE. Employee acknowledges and agrees that the covenants contained in Sections 7 through 9 of this Agreement shall survive any termination of employment, as applicable, with or without Cause (as hereinafter defined), at the instigation or upon the initiative of either party. Employee further acknowledges and agrees that the ascertainment of damages in the event of Employee's breach of any covenant contained in Sections 7 through 9 of this Agreement would be difficult, if at all possible. Employee therefore acknowledges and agrees that CNB shall be entitled in addition to and not in limitation of any other rights, remedies, or damages available to CNB in arbitration, at law or in equity, upon submitting whatever affidavit the law may require, and posting any necessary bond, to have a court of competent jurisdiction enjoin Employee from committing any such breach.

         12. TERMINATION. During the term of this Agreement, employment, including without limitation, all compensation, salary, expenses, reimbursements, and employee benefits may be terminated as follows:

                  12.1 At the election of CNB for Cause in which case only compensation due and payable through the effective date of termination shall be owed to the Employee;

                  12.2 At Employee's election, upon CNB's breach of any material provision of this Agreement in which case;

                  12.3 "Cause" shall mean (i) conduct by Employee that amounts to fraud, dishonesty, gross negligence or willful misconduct in the performance of his duties hereunder; (ii) the conviction (from which no appeal may be, or is, timely taken) of Employee of a felony; or (iii) initiation of suspension or removal proceedings against Employee by federal or state regulatory authorities acting under lawful authority pursuant to provisions of federal or state law



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or regulation which may be in effect from time to time. No termination for Cause shall be effective unless it is approved by a two-thirds (2/3) vote of CNB Holdings Inc.'s Board of Directors, excluding the vote, if any, of Employee;

                  12.4 Upon Employee's death, or at the election of either party, upon Employee's disability resulting in inability to perform the duties described in Section 1 of this Agreement for a period of ninety (90) consecutive days as determined by CNB Holdings Inc.'s Board of Directors in its sole discretion in either case only compensation due and payable through the effective date of termination shall be owed to the Employee;

                  12.5 By CNB without Cause in which case CNB shall pay to Employee as Employee's sole remedy hereunder an amount equal to six (6) months of Employee's existing base salary plus medical, hospitalization and term life insurance; or

                  12.6 By CNB without Cause following a Change of Control (as hereinafter defined) of CNB in which case CNB shall pay to Employee as Employee's sole remedy hereunder an amount equal to one (1) year of existing base salary. "Change of Control" of CNB means any transaction, whether by merger, consolidation, asset sale, tender offer, reverse stock split or otherwise, which results in the acquisition of beneficial ownership (as such term is defined under the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended) by any person or entity or any group of persons or entities acting in concert, of 50% or more of the outstanding shares of common stock of CNB Holdings, Inc.

         13. NOTICE. All notice provided for herein shall be in writing and shall be deemed to be given when delivered in person or deposited in the United States Mail, registered or certified, return receipt requested, with proper postage prepaid and addressed as follows:


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         CNB:                                CNB Holdings, Inc.
                                             3625 Brookside Parkway, Suite 100
                                             Alpharetta, Georgia 30022-4434
                                             ------------------------

         With a copy to:                     Powell Goldstein LLP
                                             Fourteenth Floor
                                             1201 West Peachtree Street, NW
                                             Atlanta, Georgia 30309-3488
                                             Attn: Kathryn L. Knudson, Esquire

         Employee:                           Steven G. Deaton
                                             2670 Misty Morning Lane
                                             Roswell, GA 30076

         With a copy to:                     ------------------------
                                             ------------------------
                                             ------------------------

         14. COVENANT NOT TO SOLICIT.

                  14.1 For purposes of this Section 14, CNB and Employee conduct the following business in the following territories:

                           14.1.1 CNB is engaged in the business of transacting
business as a bank holding company with subsidiary bank(s) which accept deposits, make loans, cash checks and otherwise engage in the business of banking ("Business of CNB").

                           14.1.2 CNB (through its subsidiaries) actively
conducts business in the geographic areas of Georgia at the business locations of CNB's subsidiaries set forth in EXHIBIT B of this Agreement.

                           14.1.3 Employee has established business
relationships in the geographic area covered by a circle having a radius of fifty (50) miles from the locations set forth in EXHIBIT B of this Agreement.

                  14.2 Employee agrees that both during the term of this Agreement and for a period of twelve (12 months) after the termination of this Agreement for any reason, Employee



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will not (except on behalf of or with the prior written consent of CNB Holdings,
Inc.'s Board of Directors), within such geographic area as described in Section 14.1.3, on his own behalf or in the service of or on behalf of others, solicit, divert or appropriate or attempt to solicit, divert or appropriate any business from any of CNB's customers, including prospective customers actively sought by CNB, with whom the Executive has or had material contact during the last two (2) years of his employment, for purposes of providing products or services that are competitive with those provided by CNB.

                  14.3 Employee agrees that both during the term of this Agreement and for a period of twelve (12) months after the termination of this Agreement for any reason, Employee will not enter into, and will not participate in, any plan or arrangement to cause any employee of CNB to terminate his or her employment with CNB, and, Employee further agrees that for a period of at least twelve (12) months after the termination of employment by any employee of CNB, Employee will not hire such employee in connection with any business initiated by Employee or any other person, firm or corporation. Employee further agrees that information as the capabilities of CNB's employees, their salaries and benefits, and any other terms of their employment is Confidential Information and proprietary to CNB.

                  14.4 The covenants contained in this Section 14 shall be construed as agreements severable from and independent of each other and of any other provision of this or any other contract or agreement between the parties hereto. The existence of any claim or cause of action by Employee against CNB, whether predicated upon this or any other contract or agreement, shall not constitute a defense to the enforcement by CNB of said covenants.

         15. MISCELLANEOUS.

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                  15.1 This Agreement constitutes and expresses the whole
agreement of the parties in reference to the employment of Employee by CNB, and there are no representations, inducements, promises, agreements, arrangements, or undertakings oral or written, between the parties other than those set forth herein.

                  15.2 This Agreement shall be governed by the laws of the State of Georgia.

                  15.3 Should any clause or any other provision of this Agreement be determined to be void or unenforceable for any reason, such determination shall not affect the validity or enforceability of any clause or provision of this Agreement, all of which shall remain in full force and effect.

                  15.4     Time is of the essence in this Agreement.

                  15.5 This Agreement shall be binding upon and enure to the benefit of the parties hereto and their successors and assigns. This Agreement shall not be assignable by any other parties hereto without the prior written consent of the other parties.

                  15.6 This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall constitute but a single instrument.

                  [Remainder of Page Intentionally Left Blank]


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         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

                                       "Employee"


/s/ Glenda Hill                        /s/ Steve G. Deaton
-------------------------------        -----------------------------
Witness                                Steve G. Deaton


ATTEST:                                "CNB"

                                       CNB HOLDINGS, INC.

By: /s/ Catherine Duncan                By:  /s/ H. N. Padget
    ---------------------------          ---------------------------
_______________Secretary                     President/CEO
                                             -----------------------

(CORPORATE SEAL)
                                       By:  /s/ W. H. Groce
                                            -------------------------
                                             Chairman Compensation Committee


                                       CHATTAHOOCHEE NATIONAL BANK


By: /s/ Catherine Duncan                By:  /s/ H. N. Padget
    ---------------------------         ----------------------------------------
_______________Secretary                     President/CEO
                                             -----------------------------------

(CORPORATE SEAL)
                                       By:  /s/ W. H. Groce
                                            ------------------------------------



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                                    EXHIBIT A
                                    ---------

                              EMPLOYEE COMPENSATION
                              ---------------------


SALARY:
Period                   Annual Salary Rate
------                   ------------------

7/04-12/04                     160,000
1/05-12/05                     160,000



2004 ANNUAL PERFORMANCE BONUS

For the 2004 calendar year and payable in January 2005, Employee's Annual Performance Bonus will be based on the criteria set forth below with the target bonus being $100,000, weighted as follows:

Bank Earnings:             15%      ($15,000)
Strategic Initiative:      85%      ($85,000)

A.       BANK EARNINGS

The 2004 Annual Performance Bonus calculated on bank earnings is based on the performance of First Capital Bank/Chattahoochee National Bank (the "Bank") meeting a targeted Return on Assets ("ROA"), as calculated and determined in accordance with generally accepted accounting principals by the Bank's independent certified public accountants, as set forth below:


                        Example with Target         Actual
                           Budget
                           ------


Projected EBT               $2,289,150               Actual last 6 months EBT

Bonus of .65%                                        Actual EBT x .65%

Bonus Annualized            $14,900

Bonus for 6 months          $7,500                   50% of total



                             Exhibit A - Page 1 of 2



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For the purposes of this Agreement: (i) ROA shall exclude any gains or losses on investment securities as required by Statement of Financial Accounting Standards No. 115; and (ii) ROA shall be determined after subtracting the sum of any amount paid to or for the benefit of Employee hereunder and all other bonuses and compensation paid to Bank's employees for such period.

B.       STRATEGIC INITIATIVES

The 2004 Annual Performance Bonus based on Strategic Initiatives is based on the Employee recruiting C&I Team Leaders and Producers as set forth below:


Number of Team Leader Recruits          1          2          3           4
------------------------------------ ---------- ---------- ----------- ---------

Bonus ($20,000 per recruit)          $20,000    $40,000    $60,000     $80,000
Number of Producer Recruits                3          6          9          12
Bonus ($3,000 per recruit)            $9,000    $18,000    $27,000     $36,000

For the purposes of this Agreement, Team Leaders must be "A" quality lenders with a demonstrated performance record in one of CNB's target markets and approved by Nat Padget and Bill Blanton. Producers must be bankers of proven reputation and production, as determined and approved by Nat Padget and Bill Blanton. Further, to count as a successful recruitment, the recruit must commit to employment with CNB during the 2004 calendar year and be on the payroll of CNB no later than February 15, 2005.

2005 ANNUAL PERFORMANCE BONUS PLAN

For the 2005 calendar year and payable in January 2006, Employee's Annual Performance Bonus will be determined on the basis of the degree of achievement of performance goals which shall be established by the Compensation Committee of CNB Holdings, Inc.'s Board of Directors in its sole discretion, and which goals shall be stated in terms of the attainment of specified levels of ROE and certain strategic initiatives. Such performance goals shall be in writing and communicated to the Employee

STOCK OPTIONS - Awarded by the Compensation Committee of CNB Holdings, Inc.'s Board of Directors annually at its sole discretion.

AUTO ALLOWANCE - The greater of actual miles driven paid at the IRS standard rate or $550/mo.

CLUB MEMBERSHIP - Horseshoe Bend Country Club monthly dues.




                             Exhibit A - Page 2 of 2


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                                    EXHIBIT B

                    BUSINESS LOCATIONS OF CNB'S SUBSIDIARIES

First Capital Bank
3320 Holcomb Bridge Road

Suite A
Norcross, Georgia 30092

                             Exhibit B - Page 1 of 1